Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan (as amended on August 22, 2019) of SVMK Inc. of our reports dated February 27, 2020, with respect to the consolidated financial statements of SVMK Inc. and the effectiveness of internal control over financial reporting of SVMK Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

February 27, 2020